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                                                                    EXHIBIT 3.1

                            CERTIFICATE OF AMENDMENT
                                       OF
                          CERTIFICATE OF INCORPORATION
                                       OF
                             KNOLOGY BROADBAND, INC.

         Knology Broadband, Inc., (the "Corporation") a corporation organized and existing under the General Corporation Law of the State of Delaware (the "DGCL"), does hereby certify as follows:

         FIRST: That in accordance with the requirements of Section 141 and 242 of the DGCL, the Board of Directors of the Corporation, acting by unanimous written consent, duly adopted resolutions: (1) proposing and declaring advisable decreasing the number of shares authorized of capital stock of the Corporation from 16,100,000 shares to 100 shares, all of which will be designated Common Stock, all of one class, with a par value $0.01 per share, (2) proposing and declaring advisable the amendment to the Certificate of Incorporation of the Corporation to reflect such decrease, (3) recommending that such decrease and amendment be submitted to the sole stockholder of the Corporation for its consideration and approval and (4) proposing and declaring advisable, upon filing and effectiveness of such amendment, a 1-for-75,912.19 stock split of the Common Stock of the Corporation.

         SECOND: That the amendment to the Certificate of Incorporation of the Corporation is as follows:

         Section 4.1 of the Certificate of Incorporation is hereby amended in it is entirety as follows:

         "4.1     Authorized Shares

                  The total number of shares of all classes of stock that the Corporation is authorized to issue is 100, all of which are designated common stock, all of one class, having a par value of $.01 per share ("Common Stock"). Upon the amendment of this Section 4.1, every 75,912.19 issued and outstanding shares of common stock, par value $.01 per share ("Old Common Stock"), shall be automatically and without any action on the part of the stockholders converted into and reconstituted as one share of Common Stock. Each holder of a certificate or certificates which, immediately prior to this Certificate of Amendment of the Certificate of Incorporation becoming effective pursuant to the General Corporation Law of the State of Delaware (the "Effective Date"), represented outstanding shares of Old Common Stock shall be entitled to receive a certificate for the number of shares of Common Stock they own by presenting their old certificates to the Corporation for cancellation and exchange."


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         THIRD: That thereafter, pursuant to resolutions of the Board of
Directors, the sole stockholder of the Corporation, acting by written consent in accordance with Sections 228 and 229 of the DGCL, duly approved the aforesaid amendment to the Certificate of Incorporation of the Corporation.

         FOURTH: That the aforesaid amendment to the Certificate of Incorporation of the Corporation was duly adopted in accordance with the provisions of Sections 141, 228, 229 and 242 of the DGCL.

         FIFTH: That said amendment is to become effective upon the filing of this Certificate of Amendment.


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         IN WITNESS WHEREOF, Knology Broadband, Inc. has caused this certificate to be signed by its authorized officer, this 30th day of June, 2000.



                                       /s/ Chad S. Wachter
                                       --------------------------------
                                       By: Chad S. Wachter
                                       Title: Vice President and General Counsel


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